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                                                               Exhibit 99.2


                        Second Amended and Restated
                        Agreement and Plan of Merger



                                by and among



                        Curtiss-Wright Corporation,



                               Unitrin, Inc.,



                         and CW Disposition Company



                        dated as of August 17, 2001


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                             TABLE OF CONTENTS


ARTICLE I THE MERGER......................................................2
         Section 1.1     The Merger.......................................2
         Section 1.2     Effect on Capital Stock at the Effective Time....2
         Section 1.3     Share Certificates...............................3
ARTICLE II THE SURVIVING CORPORATION......................................4
         Section 2.1     Certificate of Incorporation.....................4
         Section 2.2     By-Laws..........................................5
         Section 2.3     Directors and Officers...........................5
ARTICLE III COVENANTS AND REPRESENTATIONS AND WARRANTIES..................6
         Section 3.1     Stockholders Meeting.............................6
         Section 3.2     Filings; Other Actions...........................7
         Section 3.3     Reasonable Efforts...............................8
         Section 3.4     Representations and Warranties of the Company....9
         Section 3.5     Representations and Warranties of UNITRIN and
                           Merger Sub....................................10
ARTICLE IV CONDITIONS TO THE MERGER......................................11
         Section 4.1     Conditions to the Obligation of the Company.....11
         Section 4.2     Conditions to the Obligations of UNITRIN and
                         Merger Sub......................................14
ARTICLE V TERMINATION....................................................15
         Section 5.1     Termination.....................................15
         Section 5.2     Effect of Termination...........................16
ARTICLE VI MISCELLANEOUS.................................................17
         Section 6.1     Notices.........................................17
         Section 6.2     Successors and Assigns..........................18
         Section 6.3     Governing Law...................................18
         Section 6.4     Counterparts; Effectiveness.....................19
         Section 6.5     Amendments......................................19
         Section 6.6     Expenses........................................19



         SECOND AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of November 6, 2000, as first amended and restated as of January 11, 2001, and as further amended and restated as of August 17, 2001, among CURTISS-WRIGHT CORPORATION, a Delaware corporation (the "Company"), UNITRIN, INC., a Delaware corporation ("UNITRIN"), and CW DISPOSITION COMPANY, a Delaware corporation and a wholly owned subsidiary of UNITRIN ("Merger Sub").

         WHEREAS, UNITRIN owns all the issued and outstanding shares of common stock, par value $.01 per share, of Merger Sub ("Merger Sub Common Stock"), and 4,382,400 shares (approximately 44% of the total number of issued and outstanding shares) of common stock, par value $1.00 per share, of the Company ("Common Stock");

         WHEREAS, prior to the effectiveness of the Merger (as defined below), UNITRIN plans to contribute to Merger Sub 4,382,400 shares (approximately 44% of the total number of issued and outstanding shares) of Common Stock (the "Contributed Shares");

         WHEREAS, the Company and UNITRIN desire that Merger Sub merge with and into the Company (the "Merger"), upon the terms and subject to the conditions set forth in this Agreement in accordance with the General Corporation Law of the State of Delaware (the "DGCL"), pursuant to which all the issued and outstanding shares of Merger Sub Common Stock shall be converted into shares of a new Class B common stock, par value $1.00 per share, of the Company ("Class B Common Stock"), and all the issued and outstanding shares of Common Stock (other than the Contributed Shares held by Merger Sub, which shall be canceled with no securities or other consideration issued in exchange therefor) shall remain issued and outstanding;

         WHEREAS, UNITRIN has agreed, subject to certain conditions, to distribute all the shares of Class B Common Stock, on a pro rata basis, to the holders of the common stock of UNITRIN promptly following consummation of the Merger (the "Distribution"), pursuant to the terms and conditions of a Second Amended and Restated Distribution Agreement entered into between the Company and UNITRIN and dated as of the date hereof (as amended, supplemented or otherwise modified from time to time, the "Distribution Agreement"), which provides for the Distribution and certain other matters;

         WHEREAS, the Boards of Directors of the Company and Merger Sub by resolutions duly adopted have approved the terms, and declared the advisability, of this Agreement and of the Merger, and the Company has directed the submission of this Agreement to its stockholders for adoption; and

         WHEREAS, the Merger is intended to constitute a reorganization within the meaning of Section 368(a)(1)(E) of the Internal Revenue Code of 1986, as amended (the "Code").

         NOW, THEREFORE in consideration of the premises and the mutual agreements and provisions herein contained, the parties hereto agree as follows:

                                 ARTICLE I
                                 THE MERGER

      Section 1.1   The Merger.

              (a) Upon the terms and subject to the conditions of this Agreement, at the Effective Time (as defined below), Merger Sub shall be merged with and into the Company in accordance with the DGCL, whereupon the separate corporate existence of Merger Sub shall cease, and the Company shall be the surviving corporation (the "Surviving Corporation").

              (b) Following satisfaction or waiver of all conditions to the Merger, but only on the Distribution Date (as defined in the Distribution Agreement), the Company shall file a Certificate of Merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware and make all other filings or recordings required by the DGCL in connection with the Merger. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or at such later time as is specified in the Certificate of Merger (the "Effective Time").

              (c) At and after the Effective Time, the Merger shall have the effects set forth in the DGCL. Without limiting the foregoing and subject thereto, from and after the Effective Time, the Surviving Corporation shall possess all the rights, privileges, powers and franchises and be subject to all the restrictions, disabilities and duties of the Company and Merger Sub, all as provided under the DGCL.

      Section 1.2   Effect on Capital Stock at the Effective Time.

                  At the Effective Time:

              (a) All the shares of Merger Sub Common Stock outstanding immediately prior to the Effective Time shall be converted in the aggregate into and become 4,382,400 fully paid and non-assessable shares of Class B Common Stock of the Surviving Corporation and shall have the rights and privileges as set forth in the Surviving Corporation Certificate of Incorporation (as defined in Section 2.1).

              (b) Each of the Contributed Shares shall automatically be canceled and retired and shall cease to exist, and no stock of the Surviving Corporation or other consideration shall be delivered in exchange therefor.

              (c) Each share of Common Stock outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 1.2(b)) shall remain issued and outstanding, and each share of Common Stock that immediately prior to the Effective Time was held in the treasury of the Company shall remain in the treasury of the Company and, in each case, shall have the rights and privileges as set forth in the Surviving Corporation Certificate of Incorporation (as defined in Section 2.1).

      Section 1.3  Share Certificates.

              (a) As soon as practicable after the Effective Time (but in any event on the date the Effective Time occurs):

                   (i) the Surviving Corporation shall deliver, or cause to be delivered, to UNITRIN a number of certificates issued in the names of such persons, in each case, as UNITRIN shall direct, representing in the aggregate 4,382,400 shares of Class B Common Stock of the Surviving Corporation which UNITRIN has the right to receive upon conversion of shares of Merger Sub Common Stock pursuant to the provisions of Section 1.2 (a) hereof;

                   (ii) the Surviving Corporation shall cancel the share certificate or certificates that immediately prior to the Effective Time represented the shares of Common Stock owned directly by Merger Sub; and

                   (iii) the share certificates that immediately prior to the Effective Time represented shares of Common Stock that remain issued and outstanding or in the treasury of the Company pursuant to
      Section 1.2(c) hereof shall not be exchanged and shall continue to represent an equal number of shares of Common Stock of the Surviving Corporation without physical substitution of share certificates of the Surviving Corporation for existing share certificates of the Company.

              (b) Any dividend or other distribution declared or made with respect to any shares of capital stock of the Company, whether the record date for such dividend or distribution is before or after the Effective Time, shall be paid to the holder of record of such shares of capital stock on such record date, regardless of whether such holder has surrendered its certificates representing Common Stock or received certificates representing Class B Common Stock pursuant to Section 1.3(a)(i).

                                ARTICLE II
                         THE SURVIVING CORPORATION

      Section 2.1  Certificate of Incorporation.

              (a) In the event the adoption of this Agreement and each of the Board Size Proposal, the Written Consent Proposal, the Special Meeting Proposal and the Supermajority Voting Proposal (each defined below) are approved by the stockholders of the Company at the Stockholders Meeting (as defined below), at the Effective Time the Restated Certificate of Incorporation of the Company as in effect immediately prior to the Effective Time shall be amended so as to read in its entirety as set forth in Exhibit A-1(a) hereto and as so amended shall be the Restated Certificate of Incorporation of the Surviving Corporation.

              (b) In the event the adoption of any of the Board Size Proposal, the Written Consent Proposal, the Special Meeting Proposal or the Supermajority Voting Proposal is not approved, but the adoption of this Agreement is approved, by the stockholders of the Company at the Stockholders Meeting, at the Effective Time the Restated Certificate of Incorporation of the Company as in effect immediately prior to the Effective Time shall be amended so as to read in its entirety as set forth in Exhibit A-1(b) hereto, with such changes thereto as are set forth in Exhibit A-1(b) hereto to reflect such of the Governance Amendments (as defined below), if any, as may be approved by the vote of the holders of a majority of the outstanding shares of Common Stock, and as so amended shall be the Restated Certificate of Incorporation of the Surviving Corporation.

              (c) The Restated Certificate of Incorporation of the Surviving Corporation that becomes effective pursuant to either Section 2.1(a) or 2.1(b) hereof is herein referred to as the "Surviving Corporation Certificate of Incorporation."

      Section 2.2   By-Laws.

              (a) In the event the adoption of this Agreement and each of the Board Size Proposal, the Written Consent Proposal, the Special Meeting Proposal and the Supermajority Voting Proposal are approved by the stockholders of the Company at the Stockholders Meeting, at the Effective Time the By-Laws of the Company as in effect immediately prior to the Effective Time shall be amended so as to read in their entirety as set forth in Exhibit A-1(c) hereto and as so amended shall be the By-Laws of the Surviving Corporation.

              (b) In the event the adoption of any of the Board Size Proposal, the Written Consent Proposal, the Special Meeting Proposal or the Supermajority Voting Proposal is not approved, but the adoption of this Agreement is approved, by the stockholders of the Company at the Stockholders Meeting, at the Effective Time the By-Laws of the Company as in effect immediately prior to the Effective Time shall be amended so as to read in their entirety as set forth in Exhibit A-1(d) hereto, with such changes thereto as are set forth in Exhibit A-1(d) hereto to reflect the By-laws amendments relating to such of the Governance Amendments, if any, as may be approved by the vote of the holders of a majority of the outstanding shares of Common Stock, and as so amended shall be the By-Laws of the Surviving Corporation.

              (c) The By-Laws of the Surviving Corporation as amended pursuant to either Section 2.2(a) or 2.2(b) hereof are herein referred to as the "Surviving Corporation By-Laws."

      Section 2.3  Directors and Officers.

              (a) The Surviving Corporation's board of directors shall consist of 8 members. From and after the Effective Time, until the earlier of their removal or resignation or until their successors are duly elected or appointed and qualified in accordance with applicable law, the directors of the Surviving Corporation shall consist of the directors of the Company in office at the Effective Time. Each such director shall be designated to serve as a Director or a Class B Director (each as defined in the Surviving Corporation Certificate of Incorporation), such designation to be mutually agreed between UNITRIN and the Company and disclosed in the Proxy Statement (as defined below).

              (b) From and after the Effective Time, until the earlier of their removal or resignation or until their successors are duly appointed and qualified in accordance with applicable law and the Surviving
Corporation By-Laws, the officers of the Company shall be the officers of the Surviving Corporation.

                                ARTICLE III
                COVENANTS AND REPRESENTATIONS AND WARRANTIES

      Section 3.1 Stockholders Meeting. The Company shall, as soon as practicable following the date of this Agreement, duly call, give notice of, convene and hold a meeting of its stockholders (the "Stockholders Meeting") for the purpose of considering, as five separate proposals: (a) the adoption of this Agreement; (b) the approval of an amendment to the Company's Restated Certificate of Incorporation placing limits on the size of the Company's board and requiring, subject to certain limitations, that board vacancies and newly created directorships be filled only by remaining board members (the "Board Size Proposal"); (c) the approval of an amendment to the Company's Restated Certificate of Incorporation eliminating the ability of stockholders to act by written consent (the "Written Consent Proposal"); (d) the approval of an amendment to the Company's Restated Certificate of Incorporation eliminating the ability of stockholders to call a special meeting (the "Special Meeting Proposal"); and (e) the approval of an amendment to the Company's Restated Certificate of Incorporation requiring a supermajority vote to amend the Surviving Corporation By-Laws by stockholder action or to amend the Surviving Corporation Certificate of Incorporation (the "Supermajority Voting Proposal") in a manner that would affect matters covered by the Board Size Proposal, the Written Consent Proposal, the Special Meeting Proposal or the Supermajority Voting Proposal if adopted, all as set forth in Exhibit A-1(a) hereto (collectively, the "Governance Amendments"), to become effective solely upon effectiveness of the Merger. The Company shall, through its Board of Directors, recommend to its stockholders adoption of this Agreement and the approval of the Governance Amendments and shall not withdraw, change or modify such recommendation; provided, however, that the Company's Board of Directors may withdraw, change or modify such recommendation if it determines in good faith, after consultation with outside counsel, that it would be inconsistent with the Board's fiduciary duties to the stockholders of the Company not to withdraw, change or modify such recommendation.

      Section 3.2 Filings; Other Actions.

              (a) Subject to the provisions of this Agreement and the Distribution Agreement, the Company shall prepare and file with the Securities and Exchange Commission (the "SEC") a proxy statement (the "Proxy Statement") for the solicitation of proxies in favor of (i) the adoption of this Agreement; and (ii) the approval of each of the Governance Amendments as amendments to the Company's Restated Certificate of Incorporation to become effective solely upon the effectiveness of the Merger. The Company shall not propose to its stockholders the adoption of any of the Governance Amendments as independent amendments to the Company's Restated Certificate of Incorporation, but only as amendments to become effective solely upon the effectiveness of the Merger. The Company shall use all reasonable efforts to have the Proxy Statement cleared by the SEC for mailing in definitive form as promptly as practicable after such filing. The Company and UNITRIN shall cooperate with each other in the preparation of the Proxy Statement and any amendment or supplement thereto, and the Company shall notify UNITRIN of the receipt of any comments of the SEC with respect to the Proxy Statement and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to UNITRIN promptly copies of all correspondence between the SEC and the Company or any of its advisors with respect to the Proxy Statement. The Company shall give UNITRIN and its counsel appropriate advance opportunity to review and comment upon the Proxy Statement and all responses to requests for additional information by, and replies to comments of, the SEC, and shall incorporate therein any reasonable comments UNITRIN may deliver to the Company with respect thereto, before such Proxy Statement, response or reply is filed with or sent to the SEC. The Company agrees to use all reasonable efforts, after consultation with UNITRIN and its advisors, to respond promptly to all such comments of, and requests by, the SEC and to cause the Proxy Statement to be mailed to the holders of the Common Stock entitled to vote at the Stockholders Meeting as soon as reasonably possible following the execution hereof. UNITRIN shall provide the Company such information concerning the business and affairs of UNITRIN and Merger Sub as is reasonably required for inclusion in the Proxy Statement.

              (b) Each of the Company and UNITRIN shall promptly, and in any event within fifteen business days after the execution and delivery of this Agreement, make all filings or submissions as are required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and any other applicable law.

              (c) Each of the Company and UNITRIN agrees promptly to furnish to the other all copies of written communications (and to advise one another of the substance of all material oral communications) received by it, or any of its affiliates or representatives, from, or delivered by any of the foregoing to, any federal, state, local or international court, commission, governmental body, agency, authority, tribunal, board or other governmental entity (each a "Governmental Entity") in respect of the transactions contemplated hereby.

              (d) At the Stockholders' Meeting, UNITRIN agrees to vote, or cause to be voted, all shares of Common Stock owned by it and any of its subsidiaries or affiliates in favor of the adoption of this Agreement and the approval of each of the Governance Amendments.

              (e) As soon as reasonably practicable following execution of this Agreement, UNITRIN, as the sole stockholder of Merger Sub, shall execute and deliver to Merger Sub in accordance with Section 228 of the DGCL a written consent to adoption of this Agreement.

      Section 3.3 Reasonable Efforts. Upon the terms and subject to the conditions set forth in this Agreement, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to obtain the adoption of this Agreement by the stockholders of the Company as contemplated by Sections 4.1(a) and 4.2(a) hereof and to consummate, as soon as practicable following such approval, the Merger and the other transactions contemplated by this Agreement and the Distribution Agreement, including, but not limited to (a) the obtaining of all necessary actions, waivers, consents and approvals from all Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity (including those in connection with the HSR Act), (b) the obtaining of all necessary consents, approvals or waivers from third parties, (c) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement, the Distribution Agreement or the consummation of the transactions contemplated hereby or thereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity with respect to the Merger, this Agreement or the Distribution Agreement vacated or reversed, (d) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by this Agreement and the Distribution Agreement and (e) causing all conditions to the parties' obligations to consummate (i) the Merger set forth in Article 4 hereof and (ii) the Distribution set forth in
Section 2.1(b) of the Distribution Agreement to be satisfied. The Company and UNITRIN, upon the other's request, shall provide all such information reasonably necessary to accomplish the foregoing concerning the party's business and affairs to the other party.

      Section 3.4 Representations and Warranties of the Company. The Company hereby represents and warrants to UNITRIN and Merger Sub that:

              (a) the Company's Board of Directors has approved and declared advisable the Merger, this Agreement, the Distribution Agreement and each of the Governance Amendments and the transactions contemplated hereby and thereby, has determined that the Merger and each of the Governance Amendments and the other transactions contemplated by this Agreement and the Distribution Agreement are in the best interests of the stockholders of the Company and, subject to Section 3.1 hereof, has recommended that the stockholders of the Company vote in favor of the adoption of this Agreement and each of the Governance Amendments;

              (b) the Proxy Statement, the form of proxy and any other solicitation materials used in connection therewith and any oral solicitations of proxies made by the Company shall not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading or omit any statement necessary to correct any statement in any earlier communication with respect to any solicitation of a proxy for any of the matters to be voted upon at the Stockholders Meeting which has become false or misleading, except that no representation or warranty is made by the Company with respect to information relating to UNITRIN or Merger Sub that is provided by UNITRIN for inclusion in the Proxy Statement or any such other proxy material or oral solicitation;

              (c) this Agreement has been duly executed and delivered by the Company and constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally and general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing; and

              (d) subject to the changes in the Company's capitalization contemplated by this Agreement, the capitalization of the Company is as follows:

                  (i) 22,500,000 authorized shares of Common Stock of which 10,071,740 shares were outstanding at the close of business on July 13, 2001;

                  (ii) 4,926,470 shares of Common Stock which are held in the treasury of the Company as of July 13, 2001;

                  (iii) 650,000 authorized shares of preferred stock of which zero (0) shares are outstanding on the date of this Agreement; and

                  (iv) no shares of any other class or series of capital stock are authorized, issued or outstanding.

      Section 3.5 Representations and Warranties of UNITRIN and Merger Sub. Each of UNITRIN and Merger Sub jointly and severally represent and warrant to the Company that:

              (a) the Board of Directors of each of UNITRIN and Merger Sub, as applicable, has approved and declared advisable the Merger, this Agreement, the Distribution Agreement and the transactions contemplated hereby and thereby, and, other than as contemplated by Section 3.2(e) hereof, no stockholder approval or other further corporate action will be required on the part of UNITRIN or Merger Sub;

              (b) this Agreement has been duly executed and delivered by UNITRIN and Merger Sub and constitutes the valid and binding agreement of each such corporation, enforceable against UNITRIN and Merger Sub in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally and general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing;

              (c) UNITRIN owns all outstanding capital stock of Merger Sub free and clear of any claims, liens or encumbrances and no other person holds any capital stock of Merger Sub nor has any right to acquire any equity interest in Merger Sub;

              (d) as of immediately prior to the Effective Time, all of the Contributed Shares shall be owned beneficially and of record by Merger Sub, free and clear of any claims, liens or encumbrances; and

              (e) Merger Sub was formed by UNITRIN solely for the purposes of effectuating the Merger upon the terms and subject to the conditions of this Agreement; Merger Sub has no employees, will have no assets other than the Contributed Shares, has not entered into any contract, agreement or other commitment with any person except for customary corporate organizational matters or as specifically set forth in this Agreement, and has no liabilities, commitments or obligations of any kind (known or unknown, fixed or contingent), except for those obligations specifically set forth in this Agreement.

                                ARTICLE IV
                          CONDITIONS TO THE MERGER

      Section 4.1 Conditions to the Obligation of the Company. The obligation of the Company to consummate the Merger is subject to the satisfaction (or waiver by the Company, except that the condition set forth in Section
4.1(a) may not be waived) of the following conditions:

              (a) a proposal to adopt this Agreement shall have been approved by the holders of (i) a majority of the Common Stock outstanding and entitled to vote thereon and (ii) a majority of the shares of Common Stock (other than shares held of record or beneficially owned by UNITRIN) present in person or by proxy at the Stockholders Meeting and voting on such proposal;

              (b) the waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have expired or been terminated;

              (c) no court, arbitrator or other Governmental Entity shall have issued any order, injunction, decree or other legal restraint or prohibition, and there shall not be any statute, rule or regulation, restraining or prohibiting the consummation of the Merger or the Distribution and no proceeding challenging this Agreement or the Distribution Agreement or the transactions contemplated hereby or thereby or seeking to prohibit, alter, prevent or materially delay the Merger or the Distribution shall have been instituted by any Governmental Entity before any court, arbitrator or other Governmental Entity and be pending;

              (d) all actions by or in respect of or filings with any Governmental Entity required to permit the consummation of the Merger (other than the filing of the Certificate of Merger in compliance with the DGCL) and the other transactions contemplated by this Agreement and the Distribution Agreement shall have been obtained and shall be in full force and effect, except those that would not reasonably be expected to have a material adverse effect on any party's ability to consummate the transactions contemplated by this Agreement or the Distribution Agreement;

              (e) prior to the Effective Time, the Board of Directors of UNITRIN shall have declared the Distribution (subject to the prior consummation of the Recapitalization (as defined in the Distribution Agreement)), all conditions to the Distribution set forth in the Distribution Agreement, other than the prior consummation of the Recapitalization, shall have been satisfied or waived, no circumstance shall exist that would reasonably be expected to prevent the consummation of the Distribution immediately following the Merger, and the Distribution Agreement shall remain in full force and effect;

              (f) all representations and warranties of UNITRIN set forth in the Distribution Agreement (other than the representation and warranty set forth in Section 2.3(b)(v) of the Distribution Agreement) and all representations and warranties of UNITRIN and Merger Sub set forth in this Agreement that are qualified as to materiality shall be true and correct, and any such representations and warranties that are not so qualified shall be true and correct in all material respects, as of the Effective Time, and the Company shall have received a certificate executed by the chief executive officer of UNITRIN to such effect;

              (g) all covenants to have been performed at or prior to the Effective Time by UNITRIN and Merger Sub pursuant to this Agreement and all covenants to have been performed at or prior to the Effective Time by UNITRIN pursuant to the Distribution Agreement shall have been performed by UNITRIN and Merger Sub in all material respects at or prior to the Effective Time, and the Company shall have received a certificate executed by the chief executive officer of UNITRIN to such effect;

              (h) each of the Company and UNITRIN shall have received all the Required Consents (as defined in the Distribution Agreement);

              (i) the Class B Common Stock shall have been approved for listing on the New York Stock Exchange, Inc., subject to official notice of issuance;

              (j) no event outside the control of the Company shall have occurred or failed to occur that prevents the lawful consummation of the Recapitalization;

              (k) the transactions contemplated hereby and by the Distribution Agreement shall be in compliance in all material respects with applicable federal and state securities and other applicable laws;

              (l) all actions and other documents and instruments reasonably necessary in connection with the transactions contemplated hereby and by the Distribution Agreement shall have been taken or executed, as the case may be, in form and substance reasonably satisfactory to the Company; and

              (m) either (i) the private letter ruling from the Internal Revenue Service, providing that, among other things, the Recapitalization and the Distribution will qualify, to the extent set forth therein, as tax-free transactions for federal income tax purposes under Sections 354 and 355 of the Code, respectively (the "IRS Ruling"), shall have been issued and shall continue in effect, such ruling, insofar as it relates to the tax-free nature of the Recapitalization, shall be in form and substance satisfactory to the Company in its sole discretion, and UNITRIN shall have complied with all provisions set forth in the IRS Ruling that are required to be complied with prior to the Declaration Date and the Distribution Date (each as defined in the Distribution Agreement) in order for the Recapitalization to qualify as a tax-free transaction or (ii) if the IRS Ruling is not obtained, each of UNITRIN and the Company shall have received a written opinion in form and substance satisfactory to it of a nationally recognized law firm mutually acceptable to UNITRIN and the Company (it being agreed that Skadden, Arps, Slate, Meagher & Flom (Illinois) and Simpson Thacher & Bartlett will each be deemed to be mutually acceptable to UNITRIN and the Company for purposes of this clause (n)), to the same effect as the IRS Ruling as it relates to the tax-free nature of the Recapitalization.

The foregoing conditions are for the sole benefit of the Company and shall not give rise to or create any duty on the part of the Company to waive or not waive any such condition.

      Section 4.2 Conditions to the Obligations of UNITRIN and Merger Sub. The obligations of UNITRIN and Merger Sub to consummate the Merger are subject to the satisfaction (or waiver by UNITRIN and Merger Sub, except that the condition set forth in Section 4.2(a) may not be waived) of the following conditions:

              (a) a proposal to adopt this Agreement shall have been approved by the holders of (i) a majority of the Common Stock outstanding and entitled to vote thereon and (ii) a majority of the shares of Common Stock (other than shares held of record or beneficially owned by UNITRIN) present in person or by proxy at the Stockholders Meeting and voting on such proposal;

              (b) the waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have expired or been terminated;

              (c) the IRS Ruling shall have been issued and shall continue in effect, such ruling shall be in form and substance satisfactory to UNITRIN in its sole discretion, and the Company shall have complied with all provisions set forth in the IRS Ruling that are required to be complied with prior to the Declaration Date and the Distribution Date;

              (d) no court, arbitrator or other Governmental Entity shall have issued any order, injunction, decree or other legal restraint or prohibition, and there shall not be any statute, rule or regulation, restraining or prohibiting the consummation of the Merger or the Distribution and no proceeding challenging this Agreement or the Distribution Agreement or the transactions contemplated hereby or thereby or seeking to prohibit, alter, prevent or materially delay the Merger or the Distribution shall have been instituted by any Governmental Entity before any court, arbitrator or other Governmental Entity and be pending;

              (e) all actions by or in respect of or filings with any Governmental Entity required to permit the consummation of the Merger (other than the filing of the Certificate of Merger in compliance with the DGCL) and the other transactions contemplated by this Agreement and the Distribution Agreement shall have been obtained and shall be in full force and effect, except those that would not reasonably be expected to have a material adverse effect on any party's ability to consummate the transactions contemplated by this Agreement or the Distribution Agreement;

              (f) immediately prior to the Effective Time, all conditions to the declaration of the Distribution and the Distribution set forth in the Distribution Agreement, other than the prior consummation of the Recapitalization, shall have been satisfied or waived, no circumstance shall exist that would reasonably be expected to prevent the consummation of the Distribution immediately following the Merger, and the Distribution Agreement shall remain in full force and effect;

              (g) all representations and warranties of the Company set forth in the Distribution Agreement (other than the representation and warranty set forth in Section 2.3(a)(v) of the Distribution Agreement) and this Agreement that are qualified as to materiality shall be true and correct, and any such representations and warranties that are not so qualified shall be true and correct in all material respects, as of the Effective Time, and UNITRIN shall have received a certificate executed by the chief executive officer of the Company to such effect; and

              (h) all covenants to have been performed at or prior to the Effective Time by the Company pursuant to this Agreement or the Distribution Agreement shall have been performed at or prior to the Effective Time by the Company in all material respects, and UNITRIN shall have received a certificate executed by the chief executive officer of the Company to such effect.

The foregoing conditions are for the sole benefit of UNITRIN and Merger Sub and shall not give rise to or create any duty on the part of UNITRIN or Merger Sub to waive or not waive any such condition.

                                 ARTICLE V
                                TERMINATION

      Section 5.1  Termination.

              (a) This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this agreement by the stockholders of the Company):

                  (i) by mutual written consent of the Company and UNITRIN;

                  (ii) by either the Company or UNITRIN, if there shall be any law or regulation that makes consummation of the Merger illegal or otherwise prohibited or if any judgment, injunction, order or decree enjoining the Company or Merger Sub from consummating the Merger is entered and such judgment, injunction, order or decree shall become final and nonappealable;

                  (iii) by either the Company or UNITRIN, if there shall be any law or regulation that makes consummation of the Distribution illegal or otherwise prohibited or if any judgment, injunction, order or decree enjoining UNITRIN from consummating the Distribution is entered and such judgment, injunction, order or decree shall become final and nonappealable;

                  (iv) by either the Company or UNITRIN, if after a vote on the matter by the Company's stockholders at the Stockholders Meeting, the conditions set forth in Section 4.1(a) hereof, in the case of the Company, and Section 4.2(a) hereof, in the case of UNITRIN, are not satisfied;

                  (v) by either the Company or UNITRIN, if the Merger is not consummated by October 26, 2001; provided that if the conditions set forth in Section 4.1(a) and 4.2(a) hereof shall have been satisfied by October 26, 2001 but the Merger shall not have been consummated by such date, then the time period set forth in this clause (v) shall be extended to the date that is 30 days after the Stockholders Meeting at which the conditions set forth in Section 4.1(a) and 4.2(a) hereof were satisfied; provided, further, that this right shall not be available to any party that is in material breach of its obligations under this Agreement or the Distribution Agreement; or

                  (vi) by either the Company or UNITRIN, to the extent the Company or UNITRIN, as applicable, is allowed to terminate the Distribution Agreement pursuant to Section 5.10(a)(iii) or
      5.10(a)(iv)(C) thereof, as applicable.

              (b) This Agreement shall terminate automatically without any action on the part of the Company, UNITRIN or Merger Sub in the event the Distribution Agreement is terminated according to its terms.

      Section 5.2 Effect of Termination. If this Agreement is terminated pursuant to Section 5.1, this Agreement shall become void and of no effect with no liability on the part of any party hereto.


                                ARTICLE VI
                               MISCELLANEOUS

      Section 6.1 Notices. All notices and other communications hereunder shall be in writing, shall be effective when received and shall be duly given if delivered by (a) hand delivery, (b) U.S. Mail, postage prepaid, for first class delivery, (c) Federal Express or similar carrier, freight prepaid, for next business day delivery, or (d) electronic transmission, provided that confirmation of transmission and receipt is confirmed to each party at the following respective addresses (or at such other address for a party as shall be specified by like notice):

To UNITRIN:

UNITRIN, INC.
One East Wacker Drive
Chicago, Illinois 60601
Fax: (312) 661-4690
Attn:  Chief Financial Officer

with a copy to:

UNITRIN, INC.
One East Wacker Drive
Chicago, Illinois 60601
Fax: (312) 661-4941
Attn:  General Counsel

and with a copy to:

Skadden, Arps, Slate, Meagher & Flom (Illinois)
333 West Wacker Drive
Suite 2100
Chicago, Illinois 60601
Fax: (312) 407-0411
 Attn: Brian W. Duwe, Esq.


To Merger Sub:

CW DISPOSITION COMPANY
c/o UNITRIN, INC.
One East Wacker Drive
Chicago, Illinois 60601
Fax: (312) 661-4690
Attn: Chief Financial Officer

with a copy to:

Skadden, Arps, Slate, Meagher & Flom (Illinois)
333 West Wacker Drive
Suite 2100
Chicago, Illinois 60606
Fax: (312) 407-0411
Attn: Brian W. Duwe, Esq.

To the Company:

CURTISS-WRIGHT CORPORATION
1200 Wall Street West
Lyndhurst, New Jersey 07071
Fax: (201) 896-4021
Attn: General Counsel

with a copy to:

Simpson Thacher & Bartlett
425 Lexington Avenue
New York, New York 10017
Fax: (212) 455-2502
Attn: Caroline B. Gottschalk, Esq.

      Section 6.2 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other party hereto.

      Section 6.3 Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware.

      Section 6.4 Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by the other party hereto.

      Section 6.5 Amendments. Any provision of this Agreement may be amended or waived prior to the Effective Time (whether before or after approval of matters presented in connection with the Merger by the stockholders of the Company) if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company and UNITRIN or, in the case of a waiver, by the party against whom such waiver is to be effective; provided that after the adoption of this Agreement by the stockholders of the Company, there shall be no amendment that by law requires further approval of such stockholders without obtaining such further approval of such stockholders.

      Section 6.6 Expenses. Except as otherwise set forth in this Agreement or in the Distribution Agreement, all costs and expenses incurred in connection with the preparation, execution, delivery and implementation of the Merger, this Agreement, the Distribution Agreement, the Distribution and the other transactions contemplated hereby and thereby shall be charged to and paid by the party incurring such costs and expenses, provided, that UNITRIN will reimburse the Company for up to One Million Seven Hundred Fifty Thousand Dollars ($1,750,000) in documented out-of-pocket expenses that are solely and directly related to the Merger, this Agreement, the Distribution
Agreement, the Distribution and the transactions contemplated hereby and thereby, with such reimbursement payable at the Effective Time on the Distribution Date.



IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

          CURTISS-WRIGHT CORPORATION

          By   /s/ Martin R. Benante
            ----------------------------------
            Name:  Martin R. Benante
            Title: Chairman and Chief Executive
                     Officer

          UNITRIN, INC.

          By   /s/ Eric J. Draut
            ----------------------------------
            Name:  Eric J. Draut
            Title: Senior Vice President and
                     Chief Financial Officer

          CW DISPOSITION COMPANY

          By    /s/ Eric J. Draut
            ----------------------------------
            Name:  Eric J. Draut
            Title: President